Exhibit 99.2

Platform Presidents Email Template #1

I have some important news to share with you about Esterline. Please read the attached memo from CEO Curtis Reusser detailing the future direction of the company as we announce that we have entered into an agreement to be acquired by TransDigm. I hope you’ll be able to attend one of our upcoming all-hands meetings where we will further discuss the strategic acquisition and answer some of your initial questions with the latest information we have. Also attached to this email is a Questions & Answers document that should help address some of the most common questions as we begin this transition process.

It is important that we continue to achieve our strategic goals, keep building and maintaining our business, and deliver exceptional customer service and market-leading products and solutions. It is my hope that this news offers further opportunity for our operations and for you, so I will be sure to share any new details as they become available and keep you informed of any changes that are relevant to you or our business. Thank you.

Additional Information and Where to Find It

This communication is being made in respect of the proposed transaction involving TransDigm and Esterline. In connection with the proposed transaction, Esterline intends to file relevant materials with the Securities and Exchange Commission (the “SEC”), including a preliminary proxy statement on Schedule 14A. Promptly after filing its definitive proxy statement with the SEC, Esterline will mail the definitive proxy statement and a proxy card to each stockholder of Esterline entitled to vote at the stockholder meeting relating to the proposed transaction. This communication is not a substitute for the proxy statement or any other document that Esterline may file with the SEC or send to its stockholders in connection with the proposed transaction. BEFORE MAKING ANY VOTING DECISION, STOCKHOLDERS OF ESTERLINE ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE PROPOSED TRANSACTION THAT ESTERLINE WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ESTERLINE AND THE PROPOSED TRANSACTION. The definitive proxy statement, the preliminary proxy statement and other relevant materials in connection with the proposed transaction (when they become available), and any other documents filed by Esterline with the SEC, may be obtained free of charge at the SEC’s website (http://www.sec.gov) or at Esterline’s website (http://www.esterline.com/) or by contacting Esterline’s Investor Relations at 500 108th Avenue NE, Suite 1500, Bellevue, Washington 98004, or by calling (425) 453-9400.

Participants in the Solicitation

The Company, its directors, executive officers and certain employees may be deemed to be participants in the solicitation of proxies from the stockholders of the Company in connection with the proposed merger. Information about the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of the Company’s stockholders in connection with the proposed merger, and any interest they have in the proposed merger, will be set forth in the definitive proxy statement when it is filed with the SEC. Additional information regarding these individuals is set forth in the Company’s proxy statement for its 2018 Annual Meeting of Stockholders, which was filed with the SEC on December 27, 2017, and its Annual Report on Form 10-K for the fiscal year ended September 29, 2017, which was filed with the SEC on November 21, 2017, and the Amendment No. 1 on Form 10-K/A, which was filed with the SEC on March 30, 2018. These documents may be obtained for free at the SEC’s website at www.sec.gov, and via the Company’s Investor Relations section of its website at www.esterline.com.